Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 164 to Registration Statement No. 002-41839 on Form N-1A of our report dated May 19, 2011, relating to the financial statements and financial highlights of Fidelity Inflation-Protected Bond Fund, a series of Fidelity Fixed-Income Trust, appearing in the Annual Report on Form N-CSR of Fidelity Fixed-Income Trust for the eleven month period ended March 31, 2011, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 24, 2011